EXHIBIT 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 2-73997, No. 333-41343, No. 333-63709, No. 333-111224, No. 333-149549, and No. 333-197598) on Form S-8 of SEI Investments Company of our reports dated February 22, 2022, with respect to the balance sheets of LSV Asset Management as of December 31, 2021 and 2020, the related statements of operations, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the financial statements), which report appears in the December 31, 2021 annual report on Form 10-K of SEI Investments Company.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 22, 2022